Exhibit 99.1

Contacts: RF Industries, Ltd. Peter Yin SVP/ CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/ Investor Contact (213) 277-5550 rfil@mkr-group.com

RF Industries Reports Sales Growth of 69% Year Over Year

for the First Quarter of Fiscal 2022 and Raises Full Year Revenue Guidance

SAN DIEGO, CA, March 17, 2022 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its unaudited financial results for the first quarter of fiscal 2022 ending January 31, 2022.

First Quarter Fiscal 2022 Highlights and Operating Results:

●	Net sales increased 69% year over year to $16.9 million.
●	Backlog of $27.9 million at January 31, 2022. As of today, backlog stands at $24.9 million, which does not include contribution from the Company’s recently completed acquisition of Microlab.
●	Gross profit margin was 24%, compared to 26% in the first quarter of fiscal 2021, and was impacted by the current state of the supply chain.
●	Operating loss was ($362,000), compared to an operating loss of ($589,000) in the first quarter of fiscal 2021.
●	Excluding one time expenses of $734,000, primarily related to the acquisition of Microlab, operating income was $372,000.
●	Net loss was ($277,000), or ($0.03) per diluted share, compared to a net loss of ($403,000), or ($0.04) per diluted share, in the first quarter of fiscal 2021.
●	Non-GAAP net income was $596,000, or $0.06 per diluted share, compared to a non-GAAP net loss of ($280,000), or ($0.03) per diluted share, in the first quarter of fiscal 2021.
●	Adjusted EBITDA was $691,000, compared to an adjusted EBITDA loss of ($229,000), in the first quarter of fiscal 2021.
●	Cash and cash equivalents were $13.5 million.

Fiscal 2022 Financial Guidance

For the fiscal 2022 year ending October 31, 2022, RF Industries expects:

●	Full year total revenue to be greater than $75 million, an increase from its previously announced fiscal 2022 revenue guidance of greater than $63 million.
●	Gross margins to increase in coming quarters as product mix changes and supply chain impacts moderate.

Robert Dawson, President and CEO of RF Industries, commented:

“We are pleased to report our fourth consecutive quarter of strong year-over-year revenue growth for the first quarter, which is seasonally our softest quarter of the year. While our sales have improved significantly from the first quarter of fiscal 2021, our margins and bottom line were impacted by one-time costs associated with the Microlab acquisition, as well as the continued impact of the current state of the supply chain.

“Product mix related to the concentrated business with our large Tier 1 customer continues to have an impact on our gross margins; however, our core business continues to grow year over year with a diverse set of customers and solid gross margins. We believe the first quarter reflects our low point for margins this year as we expect our product mix and the supply chain headwinds to improve as the year goes on.

“We are excited to have closed our acquisition of Microlab earlier this month, which creates significant opportunity to accelerate our product roadmap and provides additional scale and opportunity for overall margin improvement and further revenue growth. As a result of this completed acquisition, we are increasing our annual revenue guidance for fiscal 2022 from greater than $63 million to greater than $75 million, which will include approximately eight months of Microlab revenue we expect to receive this fiscal year. With this expected 31% increase in full year revenue versus fiscal year 2021, we also expect significant growth in our Adjusted EBITDA as our profitability increases throughout the year.”

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 8:30 a.m. Eastern Time (5:30 a.m. PT) to discuss its first quarter fiscal 2022 financial results. To access the conference call, dial 877-545-0523 (US and Canada) or 973-528-0016 (International) and and give the participant passcode 274196. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay conference ID is 44780.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components such as RF connectors and adapters, dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including the return of delayed project-based business and the Company’s long-term growth, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers; changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per diluted share (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, acquisition related costs and expenses, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

# # #

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2022	2021
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,507	$13,053
Trade accounts receivable, net	10,514	13,523
Inventories, net	13,477	11,179
Other current assets	3,586	2,893
TOTAL CURRENT ASSETS	41,084	40,648

Total property and equipment, net	727	708
Operating right of use asset, net	1,204	1,453
Goodwill	2,467	2,467
Amortizable intangible assets, net	2,644	2,739
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	366	389
Other assets	70	70
TOTAL ASSETS	$49,736	$49,648

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,382	$3,504
Accrued expenses	5,659	5,034
Current portion of operating lease liabilities	698	832
TOTAL CURRENT LIABILITIES	9,739	9,370

Operating lease liabilities	545	675
TOTAL LIABILITIES	10,284	10,045

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,096,175 and 10,058,571 shares issued and outstanding at January 31, 2022 and October 31, 2021, respectively	101	101
Additional paid-in capital	24,427	24,301
Retained earnings	14,924	15,201
TOTAL STOCKHOLDERS' EQUITY	39,452	39,603

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,736	$49,648

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2022	2021
	(unaudited)	(unaudited)

Net sales	$16,918	$10,002
Cost of sales	12,834	7,396

Gross profit	4,084	2,606

Operating expenses:
Engineering	454	431
Selling and general	3,992	2,764
Total operating expenses	4,446	3,195

Operating loss	(362)	(589)

Other income (expense)	5	(8)

Loss before benefit for income taxes	(357)	(597)
Benefit for income taxes	(80)	(194)

Net loss	$(277)	$(403)

Loss per share - Basic	$(0.03)	$(0.04)
Loss per share - Diluted	$(0.03)	$(0.04)

Weighted average shares outstanding:
Basic	10,067,186	9,864,689
Diluted	10,067,186	9,864,689

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2022	2021
Net loss	$(277)	$(403)
Stock-based compensation expense	139	123
Acquisition-related and other one time charges	734	-
Non-GAAP net income (loss)	$596	$(280)

Non-GAAP net income (loss) per share:
Basic	$0.06	$(0.03)
Diluted	$0.06	$(0.03)

Weighted average shares outstanding
Basic	10,067,186	9,864,689
Diluted	10,215,815	9,864,689

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended
	January 31,
	2022	2021
Net loss	$(277)	$(403)
Stock-based compensation expense	139	123
Acquisition-related and other one time charges	734	-
Amortization expense	95	157
Depreciation expense	85	80
Other (income) expense	(5)	8
Benefit from income taxes	(80)	(194)
Adjusted EBITDA	$691	$(229)